Exhibit 99.1

           Hub International Announces Western US Expansion

    CHICAGO--(BUSINESS WIRE)--March 15, 2004--

                Expected To Add $100 Million in Revenue
       Transaction Accounting Will Result in Charge to Earnings

    Hub International Limited (NYSE/TSX: HBG) today announced it has signed a definitive agreement to invest in Satellite Acquisition Corporation, a corporation formed by a senior management group of Talbot Financial Corporation ("Talbot"), based in New Mexico. Satellite Acquisition Corporation will use the proceeds from the investment to simultaneously purchase Talbot and all of its subsidiaries from Safeco Corporation.
    The acquisition will vastly expand Hub's sales base in the United States. It is expected that the acquisition will add approximately $100 million in revenue and expand the company's footprint in the western and southwestern United States. Completion of the transaction, which is expected before the end of second quarter 2004, is subject to customary conditions, including applicable regulatory approvals.
    "Talbot provides an exceptional platform for our continued expansion across the United States and we are pleased by the management team's selection of Hub as its partner," said Martin P. Hughes, Hub's Chairman and Chief Executive Officer. "The acquisition is a great fit for our strategic plan in the United States. Talbot's locations fit our plan to expand in the West and Southwest regions of the United States."
    David Weymouth, President & CEO of Talbot, noted that Hub's approach to the insurance brokerage business provides a strong match to his firm's history of client service and growth.
    "Hub International has an enviable reputation as a strong organic growth company and a good long-term partner to its customers, the same reputation we have worked hard to achieve at Talbot," he said. "As we looked for a partner, our management team considered Hub International to be the best fit for us, for our customers, and for our employees.
    "We are especially enthused about the opportunity to tap Hub's North American network of specialized product teams to increase product offerings to our clients, and to augment our standing with several high-quality insurers."
    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a full array of insurance brokerage services to mid-sized companies, associations and other buyers. Talbot derives most of its revenues from traditional middle-market commercial lines, personal lines, employee benefits and life insurance. The sale of annuities and other financial products accounts for approximately 10% of Talbot's revenue.
    Hughes said the continuing contribution of Talbot's management team and employees is a critical component of the purchase, as it has been in Hub's other major acquisitions.
    "Each regional hub is our platform for continuing growth in its part of the country, so we seek management teams that have the capability to grow profitably over the long term," Hughes said. "We believe Talbot offers substantial depth of management and a strong capacity for continued growth."
    Under the purchase agreement with Satellite Acquisition Corporation, Hub will acquire 70% of Satellite Acquisition Corporation. On closing, management of Albuquerque-based Talbot will hold the remaining 30% of Satellite Acquisition Corporation. Hub also will purchase the remaining 30% interest from management, using a combination of restricted and unrestricted Hub shares, over the next three calendar years. 100% of the earnings from Talbot will begin to accrue to Hub as of the date of the closing.
    The purchase of the 30% interest by Hub from Talbot management will be charged to Hub's earnings as compensation over the three-year period. Based on Talbot's 2003 earnings, the before and after tax charge to Hub's earnings for non-cash stock based compensation for the three years commencing with the year in which the acquisition is completed is expected to be approximately $16 million, $8 million and $2 million, respectively. These charges will be prorated to Hub's earnings over a three-year period based on the actual date of closing. Talbot management has the opportunity to increase the value of their 30% interest through improvement in the results of operations of Talbot during the three years beginning with the year of the acquisition. If operations improve, the charge to earnings will increase by approximately 2.1 times the additional EBITA (earnings before interest, taxes and amortization) that Talbot generates.
    Excluding the impact of any additional consideration based on improved operating performance over the next three years, the total value of the acquisition will be approximately $120 million.
    The company will discuss the transaction further at its next regularly scheduled quarterly earnings conference call. The date of the call and instructions for accessing the call will be announced early in April.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, changes in the manner in which we are compensated by insurance companies, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Hub International Limited
             W. Kirk James (Media), 312-279-4881
             kjames@hubinternational.com